Exhibit 99.1

Prestige Consumer Healthcare Inc. Reports Fiscal 2020 Fourth Quarter and Full-Year Results

•Revenue was $251.2 Million in Q4 and $963.0 Million in Full-Year Fiscal 2020
•Organic Revenue Grew 4.6% in Q4 and 1.3% in Fiscal 2020
•Generated Cash from Operations of $217.1 Million and Adjusted Free Cash Flow of $206.8 Million in Full-Year Fiscal 2020
•Net Debt Reduction of $135.2M in FY20; Proactively Increased Cash Balance to Nearly $100 Million at Fiscal Year-end

TARRYTOWN, N.Y.--(GLOBE NEWSWIRE)-May 7, 2020-- Prestige Consumer Healthcare Inc. (NYSE:PBH) today reported financial results for its fourth quarter and twelve months ended March 31, 2020.

“The continued focus on our three-pillar strategy and long-term brand building efforts delivered solid revenue, earnings and cash flow results in Q4 and the full-year Fiscal ’20. In addition to delivering against our objectives for the year, fourth quarter revenue and earnings benefited from a strong level of consumer demand for many of our brands driven by the COVID-19 pandemic late in the quarter. In addition to this, we continued to execute our disciplined capital allocation strategy during the fourth quarter using our strong cash generation primarily to build our cash balance and reduce net debt,” said Ron Lombardi, Chief Executive Officer of Prestige Consumer Healthcare.

“As we enter Fiscal 2021, we anticipate a unique and uncertain business environment. However, our time-tested strategy, leading portfolio of brands and solid financial profile have us well prepared for the extraordinary business environment unfolding. At the forefront, we expect to do all this while protecting the health & safety of our employees, partners and community,” Mr. Lombardi concluded.

Fourth Fiscal Quarter Ended March 31, 2020

Reported revenues in the fourth quarter of fiscal 2020 increased 4.2% to $251.2 million, compared to $241.0 million in the fourth quarter of fiscal 2019. Revenues increased 4.6% on an organic basis, which excludes the impact related to foreign currency. The revenue performance for the quarter was driven by a strong international segment performance as well as consumption gains in the Company’s core brand portfolio domestically.

Reported gross profit margin in the fourth quarter fiscal 2020 was 57.3%, compared to 57.4% for the fourth quarter of fiscal 2019. Excluding transition costs associated with a new logistics provider and location, adjusted gross profit margin was 59.4% in fourth quarter fiscal 2020, an increase versus the prior year fourth quarter driven primarily by mix and higher volume.

Reported net income for the fourth quarter of fiscal 2020 totaled $37.0 million versus the prior year comparable quarter’s net loss of $139.3 million. Diluted earnings per share of $0.73 for the fourth quarter of fiscal 2020 compared to a $2.67 diluted per share loss in the prior year comparable period. Non-GAAP adjusted net income for the fourth quarter of fiscal 2020 was $41.9 million, an increase of 11.3% from the comparable prior year period’s adjusted net income of $37.6 million. Non-GAAP adjusted earnings per share was $0.82 per share for the fourth quarter of fiscal 2020, compared to $0.72 per share in the prior year comparable period.

Adjustments to net income in the fourth quarter of fiscal 2020 included costs associated with a new logistics provider and location and the related income tax effects of each adjustment. Adjustments to net income in the fourth quarter of fiscal 2019 related to non-cash tradename impairments associated primarily with the Company’s Fleet, DenTek, and Efferdent brand names, a goodwill impairment and associated tax adjustments.

Fiscal Year Ended March 31, 2020

Reported revenues for the fiscal year 2020 decreased 1.3% to $963.0 million compared to $975.8 million for the fiscal year ended March 31, 2019. Revenues for fiscal 2020 were driven by continued positive consumption levels across the Company’s core brands. Revenues for fiscal 2019 included the results of the divested Household Cleaning segment in the first quarter of fiscal 2019. Organic revenue increased 1.3% for the fiscal year driven by strong international segment growth as well as consumption gains in the Company’s core brand portfolio domestically, partially offset by retailer inventory reductions.

Reported gross profit margin for fiscal year 2020 was 57.3%, or 58.3% after excluding the one-time effects of the Company’s transition to a new logistics provider and location, and compared to 56.9% reported gross profit margin for fiscal 2019.

Reported net income for fiscal 2020 totaled $142.3 million versus a prior year net loss of $35.8 million. A diluted earnings per share of $2.78 for fiscal 2020 compared to a $0.68 diluted loss per share in the prior year. Non-GAAP adjusted net income for fiscal 2020 was $151.3 million, an increase of 3.8% over the prior year period’s adjusted net income of $145.8 million. Non-GAAP adjusted earnings per share were $2.96 per share for fiscal 2020, an increase compared to $2.78 per share in fiscal 2019.

Adjustments to net income in fiscal 2020 included costs associated with a new logistics provider and location as well as a loss on extinguishment of debt, and the related income tax effects of each adjustment. Adjustments to net income in fiscal 2019 include integration, transition, purchase accounting, legal and various other costs associated with acquisitions and divestitures, accelerated amortization of debt origination costs, non-cash tradename and goodwill impairments and a gain on divestiture and the related tax effects of the adjustments.

Free Cash Flow and Balance Sheet

The Company's net cash provided by operating activities for fiscal year 2020 was $217.1 million compared to $189.3 million during the prior year. Non-GAAP adjusted free cash flow in fiscal 2020 was $206.8 million compared to $202.4 million in the prior year. The Company’s business experienced continued strong cash conversion.

The Company's net debt position as of March 31, 2020 was approximately $1.6 billion, compared to approximately $1.8 billion at March 31, 2019. At the end of the fourth quarter fiscal 2020, the Company's covenant-defined leverage ratio was 4.7x. During the year the Company reduced debt by $68 million, increased its Cash & Cash Equivalents balance by $67 million to approximately $95 million and repurchased approximately $57 million in stock as authorized in the Company’s share repurchase programs.

Segment Review

North American OTC Healthcare: Segment revenues totaled $219.8 million for the fourth quarter of fiscal 2020, compared to the prior year comparable quarter's revenues of $214.9 million. The fourth quarter fiscal 2020 revenue increase was attributable to increased consumption in the Company’s core brand portfolio.

For the fiscal year 2020, reported revenues for the North American OTC Healthcare segment were $859.4 million compared to $862.4 million in the prior year. Fiscal year 2020 was favorably impacted by increased consumption among the majority of core OTC brands but offset by inventory reductions at certain key retailers.

International OTC Healthcare: Segment fiscal fourth quarter 2020 revenues totaled $31.4 million, compared to $26.1 million reported in the prior year comparable period. Revenues versus the prior year fourth quarter benefitted from strong consumption growth as well as the timing of distributor orders and shipments, partially offset by unfavorable foreign currency of approximately $1 million.

For the fiscal year 2020, reported revenues for the International OTC Healthcare segment were $103.6 million versus the prior year’s revenues of $93.5 million, attributable to consumption and shipment growth in the Asia-Pacific region and particularly the Company’s Care brand portfolio in Australia. Growth in the fiscal year was partially offset by unfavorable foreign currency exchange rates of approximately $4 million.

Household Cleaning: As previously announced the Company sold its Household Cleaning segment on July 2, 2018 and used net proceeds from the divestiture to pay down debt. For the first quarter of fiscal 2019, the Household Cleaning segment generated $19.8 million in revenues with no reported revenue in subsequent fiscal 2019 quarters.

Commentary and Outlook for Fiscal 2021

Ron Lombardi, CEO, stated, “Late in the fourth quarter fiscal 2020 we saw a sharp rise in consumption trends as consumers “stocked up” on products across our portfolio. In Fiscal Q1 2021 we anticipate this trend will reverse as consumers change their shopping habits as a result of the COVID-19 virus. This reduction will likely be partially offset by higher retailer order patterns as retailers catch up to March’s spike in consumption. We therefore anticipate revenues of approximately $220 million or more in Q1 as of today, although acknowledging that we are in a rapidly changing environment which can affect short and longer-term forecasts with little warning.”

“For Fiscal 2021 we anticipate an uncertain environment due to many factors resulting from COVID-19. As we enter the year there are numerous variables to consider including an uncertain shutdown timeframe for many areas of our economy, likely changes to consumer spending and purchasing habits and other economic factors. Given these unprecedented uncertainties we are refraining from offering full-year guidance at this time.”

“Our Company and business strategy has us well positioned to withstand these challenges. We have a diversified, leading portfolio of brands and nimble business model which enable us to quickly adapt to a changing environment to grow categories and market share over time. Our broad distribution for these leading brands also enables us to reach consumers across channels as they reduce trips to the store and increase shopping online. In addition, the benefits of our financial profile – low cash taxes, minimal capital spending and a comparatively stable margin profile – continue to enable strong cash flow conversion. Last, we continue to operate under a disciplined capital allocation approach featuring meaningful liquidity, long-dated debt maturities and continued debt reduction, which enable us to focus on long-term top- and bottom-line growth prospects.”

Q1 Fiscal 2021 Outlook
Revenue	$220 million or more
E.P.S.	$0.70 or more

Fiscal Q4 and Full Year 2020 Conference Call, Accompanying Slide Presentation and Replay
The Company will host a conference call to review its fourth quarter and year-end results today, May 7, 2020 at 8:30 a.m. ET. The toll-free dial-in numbers are 844-233-9440 within North America and 574-990-1016 outside of North America. The conference ID number is 1684478. The Company provides a live Internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of the Company's website at www.prestigeconsumerhealthcare.com. The slide presentation can be accessed from the Investor Relations page of the website by clicking on Webcasts and Presentations.

Telephonic replays will be available for approximately one week following the completion of the call and can be accessed at 855-859-2056 within North America and at 404-537-3406 from outside North America. The conference ID is 1684478.

Non-GAAP and Other Financial Information
In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the “About Non-GAAP Financial Measures” section at the end of this earnings release.

Note Regarding Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "target," "guidance," " strategy, " "outlook," "plans," "projection," "focus," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe”, "potential," "positioned," "enables, " "prepared, " or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the Company's expectations regarding its ability to withstand challenges from the COVID-19 outbreak including to reach consumers across channels, its ability to protect the health and safety of employees, partners and community, its ability to adapt to a changing business environment, future operating results including revenues, earnings per share and cash flow conversion the Company’s focus on brand-building, maintaining a strong financial profile and disciplined capital allocation, the Company’s ability to increase shareholder value and the Company’s ability to position itself for long-term success and growth. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including the impact of the COVID-19 pandemic and business and economic conditions, the impact of the Company’s advertising and promotional and new product development initiatives, customer inventory management initiatives, fluctuating foreign exchange rates, competitive pressures, and the ability of the Company’s third party manufacturers and logistics providers and suppliers to meet demand for its products and to reduce costs. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K for the year ended March 31, 2019 and other periodic reports filed with the Securities and Exchange Commission.

About Prestige Consumer Healthcare Inc.
The Company markets and distributes brand name over-the-counter healthcare products throughout the U.S. and Canada, Australia, and in certain other international markets. The Company’s brands include Monistat® and Summer’s Eve® women's health products, BC® and Goody's® pain relievers, Clear Eyes® eye care products, DenTek® and The Doctor's® oral care products, Dramamine® motion sickness treatments, Fleet® enemas and glycerin suppositories, Chloraseptic® sore throat treatments, Compound W® wart treatments, Little Remedies® pediatric over-the-counter products, Efferdent® denture care products, Luden's® throat drops, Debrox® earwax remover, Gaviscon® antacid in Canada, and Hydralyte® rehydration products and the Fess® line of nasal and sinus care products in Australia. Visit the Company's website at www.prestigeconsumerhealthcare.com.

* See the “About Non-GAAP Financial Measures” section of this report for further presentation information.

Prestige Consumer Healthcare Inc.
Consolidated Statement of Income (Loss) and Comprehensive Income (Loss)
(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
(In thousands, except per share data)	2020	2019	2020	2019
Revenues
Net sales	$251,207	$240,973	$962,936	$975,692
Other revenues	28	53	74	85
Total revenues	251,235	241,026	963,010	975,777

Cost of Sales
Cost of sales excluding depreciation	106,236	101,756	406,554	415,469
Cost of sales depreciation	1,089	1,024	4,233	4,732
Cost of sales	107,325	102,780	410,787	420,201
Gross profit	143,910	138,246	552,223	555,576

Operating Expenses
Advertising and promotion	40,167	34,433	147,194	143,090
General and administrative	23,584	21,299	89,112	89,759
Depreciation and amortization	6,242	6,502	24,762	27,047
Gain on divestiture	—	—	—	(1,284)
Goodwill and tradename impairment	—	229,461	—	229,461
Total operating expenses	69,993	291,695	261,068	488,073
Operating income	73,917	(153,449)	291,155	67,503

Other (income) expense
Interest income	(22)	(45)	(342)	(217)
Interest expense	22,474	25,790	96,566	105,299
Loss on extinguishment of debt	—	—	2,155	—
Other expense (income), net	930	(164)	1,625	476
Total other expense	23,382	25,581	100,004	105,558
Income (loss) before income taxes	50,535	(179,030)	191,151	(38,055)
Provision (benefit) for income taxes	13,489	(39,756)	48,870	(2,255)
Net income (loss)	$37,046	$(139,274)	$142,281	$(35,800)

Earnings (loss) per share:
Basic	$0.74	$(2.68)	$2.81	$(0.69)
Diluted	$0.73	$(2.68)	$2.78	$(0.69)

Weighted average shares outstanding:
Basic	50,367	51,912	50,723	52,068
Diluted	50,878	51,912	51,140	52,068

Comprehensive income (loss), net of tax:
Currency translation adjustments	(12,052)	659	(12,363)	(6,480)
Unrealized loss on interest rate swaps	(4,864)	—	(4,864)	—
Unrecognized net (loss) gain on pension plans	(1,187)	48	(1,187)	48
Total other comprehensive (loss) income	(18,103)	707	(18,414)	(6,432)
Comprehensive income (loss)	$18,943	$(138,567)	$123,867	$(42,232)

Prestige Consumer Healthcare Inc.
Consolidated Balance Sheet
(Unaudited)

(In thousands)	March 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$94,760	$27,530
Accounts receivable, net of allowance of $20,194 and $12,965, respectively	150,517	148,787
Inventories	116,026	119,880
Prepaid expenses and other current assets	4,351	4,741
Total current assets	365,654	300,938

Property, plant and equipment, net	55,988	51,176
Operating lease right-of-use assets	28,888	—
Finance lease right-of-use assets	5,842	—
Goodwill	575,179	578,583
Intangible assets, net	2,479,391	2,507,210
Other long-term assets	2,963	3,129
Total Assets	$3,513,905	$3,441,036

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$62,375	$56,560
Accrued interest payable	9,911	9,756
Operating lease liabilities, current portion	5,612	—
Finance lease liabilities, current portion	1,220	—
Other accrued liabilities	70,763	60,663
Total current liabilities	149,881	126,979

Long-term debt, net	1,730,300	1,798,598
Deferred income tax liabilities	407,812	399,575
Long-term operating lease liabilities, net of current portion	24,877	—
Long-term finance lease liabilities, net of current portion	4,626	—
Other long-term liabilities	25,438	20,053
Total Liabilities	2,342,934	2,345,205

Stockholders' Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None	—	—
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued – 53,805 shares at March 31, 2020 and 53.670 shares at March 31, 2019	538	536
Additional paid-in capital	488,116	479,150
Treasury stock, at cost – 3.719 shares at March 31, 2020 and 1,871 at March 31, 2019	(117,623)	(59,928)
Accumulated other comprehensive loss, net of tax	(44,161)	(25,747)
Retained earnings	844,101	701,820
Total Stockholders' Equity	1,170,971	1,095,831
Total Liabilities and Stockholders' Equity	$3,513,905	$3,441,036

Prestige Consumer Healthcare Inc.
Consolidated Statement of Cash Flows
(Unaudited)

	Year Ended March 31,
(In thousands)	2020	2019
Operating Activities
Net income (loss)	$142,281	$(35,800)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	28,995	31,779
Gain on divestitures	—	(1,284)
Loss on sale or disposal of property and equipment	713	216
Deferred income taxes	13,852	(40,554)
Amortization of debt origination costs	3,812	5,923
Stock-based compensation costs	7,644	7,438
Loss on extinguishment of debt	2,155	—
Non-cash operating lease cost	8,786	—
Interest expense relating to ROU assets	84	—
Impairment loss	—	229,461
Other non-cash items	—	421
Changes in operating assets and liabilities, net of effects from acquisition and divestiture:
Accounts receivable	(2,849)	(2,980)
Inventories	2,930	(10,535)
Prepaid expenses and other assets	687	6,887
Accounts payable	6,210	(3,993)
Accrued liabilities	12,096	3,734
Operating lease liabilities	(8,824)	—
Other	(1,448)	(1,429)
Net cash provided by operating activities	217,124	189,284

Investing Activities
Purchases of property, plant and equipment	(14,560)	(10,480)
Proceeds from divestitures	—	65,912
Escrow receipt	750	—
Acquisition of tradename	(2,760)	—
Net cash (used in) provided by investing activities	(16,570)	55,432

Financing Activities
Proceeds from issuance of 2019 Senior Notes	400,000	—
Repayment of 2013 Senior Notes	(400,000)	—
Term Loan repayments	(48,000)	(200,000)
Borrowings under revolving credit agreement	100,000	45,000
Repayments under revolving credit agreement	(120,000)	(45,000)
Payments of debt origination costs	(6,584)	—
Payments of finance leases	(476)	—
Proceeds from exercise of stock options	1,324	2,931
Fair value of shares surrendered as payment of tax withholding	(974)	(2,281)
Repurchase of common stock	(56,721)	(49,978)
Net cash used in financing activities	(131,431)	(249,328)

Effects of exchange rate changes on cash and cash equivalents	(1,893)	(406)
Increase (decrease) in cash and cash equivalents	67,230	(5,018)
Cash and cash equivalents - beginning of year	27,530	32,548
Cash and cash equivalents - end of year	$94,760	$27,530

Interest paid	$92,166	$98,232
Income taxes paid	$30,602	$32,797

Prestige Consumer Healthcare Inc.
Consolidated Statement of Income
Business Segments
(Unaudited)

	Three Months Ended March 31, 2020
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$219,814	$31,421	$—	$251,235
Cost of sales	96,454	10,871	—	107,325
Gross profit	123,360	20,550	—	143,910
Advertising and promotion	33,338	6,829	—	40,167
Contribution margin	$90,022	$13,721	$—	103,743
Other operating expenses				29,826
Operating income				73,917
*Intersegment revenues of $1.4 million were eliminated from the North American OTC Healthcare segment.

	Year Ended March 31, 2020
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$859,368	$103,642	$—	$963,010
Cost of sales	372,133	38,654	—	410,787
Gross profit	487,235	64,988	—	552,223
Advertising and promotion	127,972	19,222	—	147,194
Contribution margin	$359,263	$45,766	$—	405,029
Other operating expenses				113,874
Operating income				291,155
*Intersegment revenues of $3.5 million were eliminated from the North American OTC Healthcare segment.

	Three Months Ended March 31, 2019
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$214,945	$26,081	$—	$241,026
Cost of sales	91,779	11,001	—	102,780
Gross profit	123,166	15,080	—	138,246
Advertising and promotion	29,475	4,958	—	34,433
Contribution margin	$93,691	$10,122	$—	103,813
Other operating expenses**				257,262
Operating loss				(153,449)
*Intersegment revenues of $1.8 million were eliminated from the North American OTC Healthcare segment.
**Other operating expenses for the three months ended March 31, 2019 includes a tradename impairment charge of $195.9 million and a goodwill impairment charge of $33.5 million.

	Year Ended March 31, 2019
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$862,446	$93,520	$19,811	$975,777
Cost of sales	364,533	39,080	16,588	420,201
Gross profit	497,913	54,440	3,223	555,576
Advertising and promotion	126,374	16,286	430	143,090
Contribution margin	$371,539	$38,154	$2,793	412,486
Other operating expenses**				344,983
Operating income				67,503
* Intersegment revenues of $7.4 million were eliminated from the North American OTC Healthcare segment.
**Other operating expenses for the year ended March 31, 2019 includes a tradename impairment charge of $195.9 million and a goodwill impairment charge of $33.5 million.

About Non-GAAP Financial Measures
In addition to financial results reported in accordance with GAAP, we disclose certain Non-GAAP financial measures ("NGFMs"), including, but not limited to, Non-GAAP Organic Revenues, Non-GAAP Organic Revenue Growth Percentage, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Gross Margin Percentage, Non-GAAP Adjusted General and Administrative Expense, Non-GAAP Adjusted General and Administrative Expense Percentage, Non-GAAP EBITDA, Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted EBITDA Margin, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS, Non-GAAP Free Cash Flow, Non-GAAP Adjusted Free Cash Flow and Net Debt. We use these NGFMs internally, along with GAAP information, in evaluating our operating performance and in making financial and operational decisions. We believe that the presentation of these NGFMs provides investors with greater transparency, and provides a more complete understanding of our business than could be obtained absent these disclosures, because the supplemental data relating to our financial condition and results of operations provides additional ways to view our operation when considered with both our GAAP results and the reconciliations below. In addition, we believe that the presentation of each of these NGFMs is useful to investors for period-to-period comparisons of results in assessing shareholder value, and we use these NGFMs internally to evaluate the performance of our personnel and also to evaluate our operating performance and compare our performance to that of our competitors.
These NGFMs are not in accordance with GAAP, should not be considered as a measure of profitability or liquidity, and may not be directly comparable to similarly titled NGFMs reported by other companies. These NGFMs have limitations and they should not be considered in isolation from or as an alternative to their most closely related GAAP measures reconciled below. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the GAAP financial measures included in this earnings release. When viewed in conjunction with our GAAP results and the reconciliations below, we believe these NGFMs provide greater transparency and a more complete understanding of factors affecting our business than GAAP measures alone.

NGFMs Defined
We define our NGFMs presented herein as follows:
•Non-GAAP Organic Revenues: GAAP Total Revenues excluding revenues associated with divestiture, allocated cost that remain after divestiture and impact of foreign currency exchange rates in the periods presented.
•Non-GAAP Organic Revenue Growth Percentage: Calculated as the change in Non-GAAP Organic Revenues from prior year divided by prior year Non-GAAP Organic Revenues.
•Non-GAAP Adjusted Gross Margin: GAAP Gross Profit minus certain transition and other costs associated with new warehouse and divestiture.
•Non-GAAP Adjusted Gross Margin Percentage: Calculated as Non-GAAP Adjusted Gross Margin divided by GAAP Total Revenues.
•Non-GAAP Adjusted General and Administrative Expense: GAAP General and Administrative expenses minus certain transition and divestiture-related costs.
•Non-GAAP Adjusted General and Administrative Expense Percentage: Calculated as Non-GAAP Adjusted General and Administrative expense divided by GAAP Total Revenues.
•Non-GAAP EBITDA: GAAP Net Income (Loss) before net interest expense (income), income taxes provision (benefit), and depreciation and amortization.
•Non-GAAP EBITDA Margin: Calculated as Non-GAAP EBITDA divided by GAAP Total Revenues.
•Non-GAAP Adjusted EBITDA: Calculated as Non-GAAP EBITDA before certain transition and other costs associated with new warehouse and divestiture, loss on disposal of assets, goodwill and tradename impairment, loss on extinguishment of debt, and gain on divestiture.
•Non-GAAP Adjusted EBITDA Margin: Calculated as Non-GAAP Adjusted EBITDA divided by GAAP Total Revenues.
•Non-GAAP Adjusted Net Income: GAAP Net Income (Loss) before certain transition and other costs associated with new warehouse and divestiture, loss on disposal of assets, accelerated amortization of debt origination costs, goodwill and tradename impairment, loss on extinguishment of debt, gain on divestiture, tax impact of adjustments, and normalized tax rate adjustment.
•Non-GAAP Adjusted EPS: Calculated as Non-GAAP Adjusted Net Income, divided by the weighted average number of common and potential common shares outstanding during the period.
•Non-GAAP Free Cash Flow: GAAP Net cash provided by operating activities less cash paid for capital expenditures.
•Non-GAAP Adjusted Free Cash Flow: Non-GAAP Free Cash Flow plus cash payments made for transition and other costs associated with new warehouse and divestiture as well as additional income tax payments associated with the divestiture.
•Net Debt: Calculated as total principal amount of debt outstanding ($1,745,000 at March 31, 2020 and $1,813,000 at March 31, 2019) less cash and cash equivalents ($94,760 at March 31, 2020 and $27,530 at March 31, 2019).

Amounts in thousands.

The following tables set forth the reconciliations of each of our NGFMs to their most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Total Revenues to Non-GAAP Organic Revenues and related Non-GAAP Organic Revenue Growth percentage:

	Three Months Ended March 31,		Year Ended March 31,
	2020	2019	2020	2019
(In thousands)
GAAP Total Revenues	$251,235	$241,026	$963,010	$975,777
Revenue Growth	4.2%		(1.3)%
Adjustments:
Revenues associated with divestiture	—	—	—	(19,811)
Allocated costs that remain after divestiture	—	—	—	(659)
Impact of foreign currency exchange rates	—	(836)	—	(4,370)
Total adjustments	—	(836)	—	(24,840)
Non-GAAP Organic Revenues	$251,235	$240,190	$963,010	$950,937
Non-GAAP Organic Revenue Growth	4.6%		1.3%

Reconciliation of GAAP Gross Profit to Non-GAAP Adjusted Gross Margin and related Non-GAAP Adjusted Gross Margin percentage:

	Three Months Ended March 31,		Year Ended March 31,
	2020	2019	2020	2019
(In thousands)
GAAP Total Revenues	$251,235	$241,026	$963,010	$975,777

GAAP Gross Profit	$143,910	$138,246	$552,223	$555,576
GAAP Gross Profit as a Percentage of GAAP Total Revenue	57.3%	57.4%	57.3%	56.9%
Adjustments:
Transition and other costs associated with new warehouse and divestiture (1)	5,208	—	9,170	170
Total adjustments	5,208	—	9,170	170
Non-GAAP Adjusted Gross Margin	$149,118	$138,246	$561,393	$555,746
Non-GAAP Adjusted Gross Margin as a Percentage of GAAP Total Revenues	59.4%	57.4%	58.3%	57.0%
(1) Items related to new warehouse represent costs to transition to the new warehouse and duplicate costs incurred during the transition. Items related to divestiture represent costs related to divesting of assets sold.

Reconciliation of GAAP General and Administrative Expense and related GAAP General and Administrative Expense percentage to Non-GAAP Adjusted General and Administrative Expense and related Non-GAAP Adjusted General and Administrative Expense percentage:

	Three Months Ended March 31,		Year Ended March 31,
	2020	2019	2020	2019
(In thousands)
GAAP General and Administrative Expense	$23,584	$21,299	$89,112	$89,759
GAAP General and Administrative Expense as a Percentage of GAAP Total Revenue	9.4%	8.8%	9.3%	9.2%
Adjustments:
Transition and other costs associated with divestiture (1)	—	—	—	4,272
Total adjustments	—	—	—	4,272
Non-GAAP Adjusted General and Administrative Expense	$23,584	$21,299	$89,112	$85,487
Non-GAAP Adjusted General and Administrative Expense as a Percentage of GAAP Total Revenues	9.4%	8.8%	9.3%	8.8%
(1) Items related to divestiture represent costs related to divesting of assets sold, including (but not limited to) costs to exit or convert contractual obligations, severance and consulting costs; and certain costs related to the consummation of the divestiture process such as legal and other related professional fees.

Reconciliation of GAAP Net Income to Non-GAAP EBITDA and related Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA and related Non-GAAP Adjusted EBITDA Margin:

	Three Months Ended March 31,		Year Ended March 31,
	2020	2019	2020	2019
(In thousands)
GAAP Net Income (Loss)	$37,046	$(139,274)	$142,281	$(35,800)
Interest expense, net	22,452	25,745	96,224	105,082
Provision (benefit) for income taxes	13,489	(39,756)	48,870	(2,255)
Depreciation and amortization	7,331	7,526	28,995	31,779
Non-GAAP EBITDA	80,318	(145,759)	316,370	98,806
Non-GAAP EBITDA Margin	32.0%	(60.5)%	32.9%	10.1%
Adjustments:
Transition and other costs associated with new warehouse and divestiture in Cost of Goods Sold (1)	5,208	—	9,170	170
Transition and other costs associated with divestiture in General and Administrative Expense (2)	—	—	—	4,272
Loss on disposal of assets	382	—	382	—
Goodwill and tradename impairment	—	229,461	—	229,461
Loss on extinguishment of debt	—	—	2,155	—
Gain on divestiture	—	—	—	(1,284)
Total adjustments	5,590	229,461	11,707	232,619
Non-GAAP Adjusted EBITDA	$85,908	$83,702	$328,077	$331,425
Non-GAAP Adjusted EBITDA Margin	34.2%	34.7%	34.1%	34.0%
(1) Items related to new warehouse represent costs to transition to the new warehouse and duplicate costs incurred during the transition. Items related to divestiture represent costs related to divesting of assets sold.
(2) Items related to divestiture represent costs related to divesting of assets sold, including (but not limited to) costs to exit or convert contractual obligations, severance and consulting costs; and certain costs related to the consummation of the divestiture process such as legal and other related professional fees.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted Net Income and related Adjusted Earnings Per Share:

	Three Months Ended March 31,				Year Ended March 31,
	2020	2020 Adjusted EPS	2019	2019 Adjusted EPS	2020	2020 Adjusted EPS	2019	2019 Adjusted EPS
(In thousands, except per share data)
GAAP Net Income (Loss) (1)	$37,046	$0.73	$(139,274)	$(2.67)	$142,281	$2.78	$(35,800)	$(0.68)
Adjustments:
Transition and other costs associated with new warehouse and divestiture in Cost of Goods Sold (2)	5,208	0.10	—	—	9,170	0.18	170	—
Transition and other costs associated with divestiture in General and Administrative Expense (3)	—	—	—	—	—	—	4,272	0.08
Loss on disposal of assets	382	0.01	—	—	382	0.01	—	—
Accelerated amortization of debt origination costs	—	—	—	—	—	—	706	0.01
Goodwill and tradename impairment	—	—	229,461	4.40	—	—	229,461	4.38
Loss on extinguishment of debt	—	—	—	—	2,155	0.04	—	—
Gain on divestiture	—	—	—	—	—	—	(1,284)	(0.02)
Tax impact of adjustments (4)	(1,420)	(0.03)	(58,283)	(1.12)	(2,974)	(0.06)	(57,863)	(1.10)
Normalized tax rate adjustment (5)	653	0.01	5,717	0.11	318	0.01	6,132	0.11
Total adjustments	4,823	0.09	176,895	3.39	9,051	0.18	181,594	3.46
Non-GAAP Adjusted Net Income and Adjusted EPS	$41,869	$0.82	$37,621	$0.72	$151,332	$2.96	$145,794	$2.78
Note: Amounts may not add due to rounding.
(1) Reported GAAP for loss periods is calculated using diluted shares outstanding. Diluted shares outstanding for the three and twelve months ended March 31, 2019 are 52,197 and 52,373, respectively.
(2) Items related to new warehouse represent costs to transition to the new warehouse and duplicate costs incurred during the transition. Items related to divestiture represent costs related to divesting of assets sold.
(3) Items related to divestiture represent costs related to divesting of assets sold, including (but not limited to) costs to exit or convert contractual obligations, severance and consulting costs; and certain costs related to the consummation of the divestiture process such as legal and other related professional fees.
(4) The income tax adjustments are determined using applicable rates in the taxing jurisdictions in which the above adjustments relate and includes both current and deferred income tax expense (benefit) based on the specific nature of the specific Non-GAAP performance measure.
(5) Income tax adjustment to adjust for discrete income tax items.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Free Cash Flow and Non-GAAP Adjusted Free Cash Flow:

	Three Months Ended March 31,		Year Ended March 31,
	2020	2019	2020	2019
(In thousands)
GAAP Net Income (Loss)	$37,046	$(139,274)	$142,281	$(35,800)
Adjustments:
Adjustments to reconcile net income (loss) to net cash provided by operating activities as shown in the Statement of Cash Flows	20,056	195,975	66,041	233,400
Changes in operating assets and liabilities, net of effects from acquisitions as shown in the Statement of Cash Flows	(976)	(5,854)	8,802	(8,316)
Total adjustments	19,080	190,121	74,843	225,084
GAAP Net cash provided by operating activities	56,126	50,847	217,124	189,284
Purchases of property and equipment	(5,505)	(3,341)	(14,560)	(10,480)
Non-GAAP Free Cash Flow	50,621	47,506	202,564	178,804
Transition and other payments associated with new warehouse and divestiture (1)	1,876	—	4,203	10,902
Additional income tax payments associated with divestiture	—	—	—	12,656
Non-GAAP Adjusted Free Cash Flow	$52,497	$47,506	$206,767	$202,362
(1) Payments related to new warehouse represent costs to transition to the new warehouse and duplicate costs incurred during the transition. Payments related to divestiture represent costs related to divesting of assets sold, including (but not limited to) costs to exit or convert contractual obligations, severance, and consulting costs; and certain costs related to the consummation of the divestiture process such as legal and other related professional fees.